August 17, 2026
Press Contact:
Natalyn Klump
Natalyn.Klump@scansource.com

ScanSource Announces Retirement of Peter Browning from Board of Directors
GREENVILLE, SC — ScanSource, Inc. (NASDAQ: SCSC), a leading technology distributor uniquely positioned to address complex, converging technologies, today announced the retirement of Peter C. Browning from its Board of Directors. Browning, who has served as Director of ScanSource since 2014 and previously as Lead Independent Director from February 2019 to January 2026, retired from the Board on August 12, 2026.
“I am grateful for the opportunity to have served on the ScanSource Board and work alongside such a talented group of directors and leaders,” said Browning. “It has been a privilege to contribute to the Company’s growth and governance. I have great confidence in ScanSource’s future and look forward to seeing its continued success in the years ahead.”
“On behalf of ScanSource, I want to thank Peter for his exceptional leadership, expertise, especially servicing as our Lead Independent Director for many years,” said Mike Baur, Chair and CEO, ScanSource, Inc. “We are grateful for his many contributions to ScanSource. His insight and guidance have helped strengthen our Board and advance our corporate governance. All of us here at ScanSource thank Peter for his dedication and service. We will greatly miss him.”
“Peter’s expertise and thoughtful counsel have been instrumental to ScanSource,” said Charlie Mathis, Lead Independent Director, ScanSource, Inc. “His contributions have left a lasting impact on the organization and the broader governance community.”
With Browning’s retirement, the ScanSource Board of Directors will consist of seven members.
About ScanSource, Inc.
ScanSource, Inc. (NASDAQ: SCSC) is a leading technology distributor uniquely positioned to address complex, converging technologies and to accelerate growth for channel sales partners across hardware, software as a service (SaaS), connectivity and cloud services. ScanSource enables channel sales partners to deliver converging solutions for their end users. ScanSource uses multiple sales models to offer technology solutions from leading suppliers of specialty technologies, connectivity and cloud services. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2025 Best Places to Work in South Carolina and on the Fortune World’s Most Admired Companies 2026 List. ScanSource ranks #923 on the Fortune 1000. For more information, visit www.scansource.com.